EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as of February 26, 2010 by and between Darin E. Heisterkamp, an individual (“Heisterkamp”), and Lenco Mobile USA  Inc., a Nevada corporation (“Lenco”), with respect to the following facts:

A.          Heisterkamp has served as an officer and employee of Lenco pursuant to the terms of an Employment Agreement dated June 1, 2009 (the “Employment Agreement”).

B.           Lenco and Heisterkamp have agreed to terminate Heisterkamp’s employment with Lenco effective as of the date of this Agreement.

C.           In this Agreement, Heisterkamp and Lenco desire to formally document the terms of Heisterkamp’s separation from Lenco and Heisterkamp’s release of claims against Lenco.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.           Resignation.  Heisterkamp hereby resigns as an officer and employee of Lenco effective as of the date hereof.

2.           Impact on Employment Agreement.  Except as set forth herein, the parties shall have no further duties, responsibilities, authority or obligations to one another arising out of or relating to the Employment Agreement or Heisterkamp’s status as an officer or employee of Lenco.

3.           Payment of Wages and Other Compensation.  Heisterkamp acknowledges that he has been paid for all of his wages, performance bonuses, expenses and his accrued and unused vacation time through the date of this Agreement, which is Heisterkamp’s last day of work.

4.           Severance Payments.  Lenco will make severance payments to Heisterkamp in the form of continuation of Heisterkamp’s Base Salary as defined and outlined in section 2.1 of the Employment Agreement through April 30, 2010 (the “Severance Payments”).  Severance Payments will be made on Lenco’s ordinary payroll dates and will be subject to standard payroll deductions and withholdings.

5.           Continuation of Medical Benefits.  Assuming Heisterkamp elects COBRA continuation coverage, Lenco will pay all applicable premiums for Heisterkamp to continue receiving group health insurance provided to current employees through COBRA continuation coverage beginning on the date of this Agreement through the earlier of (i) December 31, 2010 or (ii) such time as Heisterkamp is eligible for coverage under the health insurance plan of another employer.

6.           Representations by Heisterkamp.  Heisterkamp represents and warrants to Lenco that Heisterkamp (i) has disclosed to Lenco and Lenco’s parent all agreements, arrangements and obligations with third parties that Heisterkamp has made on behalf of Lenco or its affiliates, and (ii) is not aware of any third party claims or  complaints that Heisterkamp has not disclosed to Lenco and Lenco’s parent.

7.           General Release.  Lenco and Heisterkamp for themselves, their  heirs, executors, administrators, assigns and successors, current, former and future parents, subsidiaries, related entities, fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns fully and forever release and discharge each other and their heirs, executors, administrators, assigns and successors, current, former and future parents, affiliates, subsidiaries, affiliates, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Heisterkamp’s employment with Lenco prior to the date of this Agreement.

8.           Knowing Waiver of Employment-Related Claims.  Heisterkamp understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination.  Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits; (ii) claims under the California Workers’ Compensation Act; (iii) claims for indemnity under the California Labor Code; (iv) claims arising from Lenco’s nonperformance under this Agreement; (v) claims for defense and indemnification relating to any claims brought against Heisterkamp arising out of his employment with Lenco; and (vi) any challenge to the validity of Heisterkamp’s release of claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), as set forth in paragraph 8 below.  Heisterkamp expressly waives any right to recovery of any type, including damages and reinstatement, in any administrative or court action, whether state or federal, and whether brought by him or on his behalf, related in any way to the matters released herein.  Lenco agrees that it will not challenge Heisterkamp’s application for unemployment benefits.

9.           Knowing Waiver of ADEA Claims.  Heisterkamp acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended.  He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he already was entitled.  Heisterkamp further acknowledges that he has been advised by this writing, as required by law, that (i) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Agreement or to any challenge to the validity of this waiver of ADEA claims; (ii) he has the right to consult with an attorney prior to executing this Agreement; (iii) he has twenty one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (iv) he has seven (7) days following his execution of this Agreement to revoke the Agreement (in writing); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Heisterkamp.

10.           Waiver of Civil Code § 1542.  Heisterkamp expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Heisterkamp expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against any of the other Releasees.

11.           Severability of Release Provisions.  Heisterkamp and Lenco agree that if any provision of the release given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

12.           Representation Regarding Legal Actions.  Heisterkamp represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Releasees in any court or with any governmental agency.  Except for claims preserved by law or expressly by this Agreement, Heisterkamp promises never to sue any of the Releasees, or otherwise institute or participate in any legal or administrative proceedings against any of the Releasees, with respect to any claim covered by the release provisions of this Agreement, unless he is compelled by legal process to do so.  Heisterkamp promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against any of the Releasees, unless compelled by legal process to do so.

13.           Promise to Maintain Confidentiality of Lenco’s Confidential Information.  Heisterkamp acknowledges that due to the position he has occupied and the responsibilities he has had at Lenco, he has received confidential information concerning Lenco’s products, procedures, customers, sales, prices, contracts, and the like.  Heisterkamp hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by Lenco concerning Lenco’s products and procedures, the confidential purchasing information relating to Lenco’s customers, Lenco’s sales, Lenco’s prices, the terms of any of Lenco’s contracts with third parties, and the like to the extent such information is not otherwise accessible by the public.  Heisterkamp agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Lenco’s confidential information will constitute a material breach of this Agreement.

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior discussion, negotiations or agreements, written or oral, with respect to it subject matter.  No promises or representations were made to either party which do not appear written herein.

15.           Waiver, Amendment and Modification of Agreement.  The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

16.           Representation by Counsel.  The parties acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion.  This Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

17.           California Law.  The parties agree that this Agreement and its terms shall be construed under California law, without regard to any choice of law rules of any state, federal or other body of law.

18.           Counterparts.  This Agreement may be signed in counterparts and delivered by facsimile or electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.  Each such counterpart shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.           Period to Consider Terms of Agreement.  Heisterkamp acknowledges that this Agreement was presented to him on February 23, 2010 and that he is entitled to have up to twenty-one (21) days to consider the terms of this Agreement.  Heisterkamp acknowledges that he has obtained the advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider its terms.  Heisterkamp represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period.  Heisterkamp understands that if not executed on or before March 16, 2010 that this Agreement shall expire and may not be executed thereafter.

20.           Revocation of Agreement.  Heisterkamp understands that after executing this Agreement that he has the right to revoke this Agreement within seven (7) days after his execution of it.  Heisterkamp understands that this Agreement will not become effective and enforceable unless the seven-day revocation period passes and Heisterkamp does not revoke the Agreement in writing.  Heisterkamp understands that this Agreement may not be revoked after the seven-day revocation period has passed.  Heisterkamp understands that any revocation of this Agreement must be made in writing and delivered to Michael Levinsohn, Lenco’s CEO, within the seven-day period.

21.           Effective Date.  This Agreement shall become effective and binding upon the parties eight (8) days after Heisterkamp’s execution thereof, so long as he has not revoked it within the time period and in the manner specified in paragraph 19, above.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Darin Heisterkamp
Darin Heisterkamp

Lenco Mobile USA Inc.

By:	/s/ Michael Levinsohn
Michael Levinsohn
Chief Executive Officer

[SIGNATURE PAGE TO HEISTERKAMP SEPARATION AGREEMENT]